400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8349

FOR IMMEDIATE RELEASE
Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8149
www.snhreit.com

Senior Housing Properties Trust Results for the Periods Ended September 30, 2006

Newton, MA (November 9, 2006): Senior Housing Properties Trust (NYSE: SNH) today announced its financial results for the quarter and nine months ended September 30, 2006.

Results for the quarter ended September 30, 2006:

Income from continuing operations and net income were $15.4 million, or $0.21 per share, for the quarter ended September 30, 2006, compared to $14.1 million, or $0.21 per share, for the quarter ended September 30, 2005. Income from continuing operations and net income for the quarter ended September 30, 2006 include $700,000 of costs related to SNH’s litigation with HealthSouth Corporation, or HealthSouth, compared to $350,000 of similar costs for the quarter ended September 30, 2005.

Funds from operations (FFO) for the quarter ended September 30, 2006, were $27.7 million, or $0.39 per share. This compares to FFO for the quarter ended September 30, 2005, of $25.9 million, or $0.38 per share. FFO for the quarters ended September 30, 2006 and 2005, include the HealthSouth litigation costs described above.

The weighted average numbers of common shares outstanding were 71.8 million and 68.5 million for the quarters ended September 30, 2006 and 2005, respectively.

Results for the nine months ended September 30, 2006:

Income from continuing operations was $43.8 million, or $0.61 per share, for the nine months ended September 30, 2006, compared to $42.3 million, or $0.62 per share, for the nine months ended September 30, 2005. Income from continuing operations for the nine months ended September 30, 2006 includes an impairment loss of $1.4 million, or $0.02 per share, relating to three nursing home properties that are held for sale. It also includes a loss on early extinguishment of debt of $1.3 million, or $0.02 per share, related to the redemption of all of SNH’s $28.2 million of 10.125% junior subordinated debentures in June 2006. In addition, income from continuing operations for the nine months ended September 30, 2006 includes $1.4 million of costs related to SNH’s litigation with HealthSouth, compared to $1.3 million of similar costs for the nine months ended September 30, 2005.

Net income was $43.8 million, or $0.61 per share, for the nine months ended September 30, 2006, compared to $43.0 million, or $0.63 per share for the nine months ended September 30, 2005. Net income for the nine months ended September 30, 2005 included a gain on sale of properties of $717,000, or $0.01 per share.

Funds from operations (FFO) for the nine months ended September 30, 2006 were $83.2 million, or $1.16 per share. This compares to FFO for the nine months ended September 30, 2005 of $77.1 million, or $1.13 per share. FFO for the nine months ended September 30, 2006 and 2005, include the HealthSouth litigation costs described above.

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The weighted average numbers of common shares outstanding were 71.8 million and 68.5 million for the nine months ended September 30, 2006 and 2005, respectively.

Conference Call:

On Thursday, November 9, 2006, at 10:00 a.m. (EST), David J. Hegarty, president and chief operating officer, and John R. Hoadley, treasurer and chief financial officer, will host a conference call to discuss the results for the third quarter ended September 30, 2006. The conference call telephone number is (800) 811-8824. Participants calling from outside the United States and Canada should dial (913) 981-4903. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through Wednesday, November 15, 2006. To hear the replay, dial (719) 457-0820. The replay pass code is 2485801.

A live audio web cast of the conference call will also be available in listen only mode on the SNH web site. Participants wanting to access the webcast should visit the SNH web site at www.snhreit.com about five minutes before the call. The archived webcast will be available for replay on the SNH web site for about one week after the call.

Supplemental Data:

A copy of SNH’s Third Quarter 2006 Supplemental Operating and Financial Data is available for download from the SNH web site, www.snhreit.com.

Senior Housing Properties Trust is a real estate investment trust, or REIT, that owns 196 senior living properties located in 33 states. SNH is headquartered in Newton, Massachusetts.

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Senior Housing Properties Trust
Financial Information
(in thousands, except per share data)

Income Statement:
	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Rental income(1)	$41,983	$39,506	$123,727	$117,489
Interest and other income	334	738	1,034	1,588
Total revenues	42,317	40,244	124,761	119,077
Expenses:
Interest	11,833	11,911	34,751	34,585
Depreciation	10,978	10,923	32,631	32,428
General and administrative(2)	4,088	3,281	10,870	9,762
Impairment of assets	-	-	1,420	-
Loss on early extinguishment of debt(3)	-	-	1,319	-
Total expenses	26,899	26,115	80,991	76,775
Income from continuing operations	15,418	14,129	43,770	42,302
Gain on sale of properties	-	-	-	717
Net income	$15,418	$14,129	$43,770	$43,019

Weighted average shares outstanding	71,824	68,543	71,818	68,525
Per share data:
Income from continuing operations	$0.21	$0.21	$0.61	$0.62
Net income	$0.21	$0.21	$0.61	$0.63

Balance Sheet:
	At September 30, 2006	At December 31, 2005
Assets
Real estate properties	$1,767,047	$1,686,169
Less accumulated depreciation	265,065	239,031
	1,501,982	1,447,138
Cash and cash equivalents	1,527	14,642
Restricted cash(4)	21,860	2,529
Deferred financing fees, net	7,409	9,968
Other assets	26,967	25,371
Total assets	$1,559,745	$1,499,648
Liabilities and Shareholders’ Equity
Unsecured revolving bank credit facility	$222,000	$64,000
Senior unsecured notes, net of discount	341,634	394,018
Junior subordinated debentures(3)	-	28,241
Secured debt and capital leases	78,841	70,141
Total debt	642,475	556,400
Other liabilities	22,837	25,271
Total liabilities	665,312	581,671
Shareholders’ equity	894,433	917,977
Total liabilities and shareholders’ equity	$1,559,745	$1,499,648

(1)
Rental income for the quarter and nine months ended September 30, 2006, includes $2.2 million and $6.5 million, respectively, of rental income from two hospitals formerly leased and operated by HealthSouth Corporation, or HealthSouth. Since 2003, we have been in two separate litigations with HealthSouth seeking to increase the annual rent due under an amended lease with HealthSouth and to terminate the amended lease and repossess the hospitals. During the pendency of the litigations, we have recognized rental income at the $8.7 million annual rate set forth in the amended lease, which represents the minimum amount we would have been entitled to if HealthSouth prevailed in the litigations and we have deferred recognition in income of $2.2 million of cash payments received from HealthSouth that are in excess of the minimum rent required by the amended lease.  On November 8,

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2006, we and HealthSouth agreed to settle our litigations, reinstate HealthSouth’s lease until September 30, 2006 and to increase the annual rent due under the lease from $8.7 million to $9.9 million for the period from January 2, 2002 to September 30, 2006. As a result of the settlement, HealthSouth owes us an additional rent of $3.5 million for that period. We collected that amount on November 8, 2006. We will recognize this $3.5 million and the $2.2 million of previously deferred income as rental income in the fourth quarter of 2006.
(2)
Expenses incurred related to the HealthSouth litigation were approximately $700,000 and $350,000 for the quarters ended September 30, 2006, and 2005, respectively, and $1.4 million and $1.3 million for the nine months ended September 30, 2006 and 2005, respectively, and are included in general and administrative expenses.

(3)
On June 15, 2006, we redeemed all of our $28.2 million of 10.125% junior subordinated debentures. The loss on early extinguishment of debt is the write off of unamortized deferred financing fees related to these debentures.

(4)
On October 1, 2006, we acquired three independent and assisted living properties for $31.5 million plus closing costs with proceeds of borrowings under our revolving bank credit facility and the assumption of $12.8 million of mortgage debt. As of September 30, 2006, $19.7 million of borrowing proceeds were included in restricted cash for these acquisitions.

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Senior Housing Properties Trust
Funds From Operations
(in thousands, except per share data)

Calculation of Funds From Operations (FFO)(1):

	Quarter Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005
Income from continuing operations(2)	$15,418	$14,129	$43,770	$42,302
Add: Depreciation expense	10,978	10,923	32,631	32,428
Deferred percentage rent(3)	1,263	812	4,016	2,402
Impairment of assets	-	-	1,420	-
Loss on early extinguishment of debt	-	-	1,319	-
FFO	$27,659	$25,864	$83,156	$77,132

Weighted average shares outstanding	71,824	68,543	71,818	68,525

FFO per share	$0.39	$0.38	$1.16	$1.13
Distributions declared	$0.33	$0.32	$0.98	$0.96

(1)
We compute FFO as shown in the calculation above. This calculation begins with income from continuing operations or, if such amount is the same as net income, with net income. Our calculation of FFO differs from the National Association of Real Estate Investment Trusts, or NAREIT, definition of FFO because we include deferred percentage rent as discussed in Note 3 below and exclude loss on early extinguishment of debt not settled in cash from FFO. We consider FFO to be an appropriate measure of performance for a REIT along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense and gain or loss on sale of properties, FFO can facilitate comparison of current operating performances among REITs. FFO does not represent cash generated by operating activities in accordance with generally accepted accounting principles, or GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is one important factor considered by our board of trustees in determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving bank credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future performance.

(2)
Income from continuing operations includes expenses incurred related to the HealthSouth litigation of approximately $700,000 and $350,000 for the quarters ended September 30, 2006, and 2005, respectively, and $1.4 million and $1.3 million for the nine months ended September 30, 2006 and 2005, respectively.

(3)
We recognize percentage rental income received during the first, second and third quarters in the fourth quarter. Although recognition of revenue is deferred until the fourth quarter for purposes of calculating net income, the calculation of FFO for the first three quarters includes estimated amounts with respect to those periods. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

(END)

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